Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Primerica, Inc.:

We consent to the incorporation by reference in the registration statements No. 333‑165834, 333‑176508, 333‑220011, and  333-238268 on Form S‑8 and No. 333‑230004 on Form S‑3 of Primerica, Inc. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Primerica, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2020, and the related notes and financial statement schedules I, II, III, and IV, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appears in the December 31, 2020 annual report on Form 10‑K of Primerica, Inc.

/s/ KPMG LLP

Atlanta, Georgia
March 1, 2021